Exhibit 10.1

ASSET PURCHASE AGREEMENT

dated as of November 14, 2005

by and among

Grueninger Cruises and Tours, Inc.

and

Ambassadair Travel Club, Inc.

and

Amber Travel, Inc.

and

ATA Airlines, Inc.

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement") is entered into as of November 14, 2005 (the "Execution Date") by and between Grueninger Cruises and Tours, Inc., an Indiana corporation (""Buyer"), Ambassadair Travel Club, Inc., an Indiana corporation ("Ambassadair"), Amber Travel, Inc., an Indiana corporation ("Amber" and collectively with Ambassadair, "Sellers"), and ATA Airlines, Inc., an Indiana corporation ("ATA").

WHEREAS, Ambassadair, Amber and ATA each are wholly owned subsidiaries of Holdings, and

WHEREAS, Holdings, Ambassadair, Amber and ATA are each Debtors in Chapter 11 proceedings pending in the United States Bankruptcy Court for the Southern District of Indiana; and

WHEREAS, Ambassadair is a membership- based travel club that provides trips, tours and other travel services to its members; and

WHEREAS, Amber is a travel agency that provides travel agency services in conjunction with the businesses of Ambassadair and ATA; and

WHEREAS, Buyer is an experienced and financially capable, Indianapolis, Indiana based provider of tours, trips and other travel services which will pursuant to this Agreement purchase certain of the assets of Ambassadair, Amber and ATA and, as a manager acting on behalf of Ambassadair, will operate and complete certain Ambassadair tours and trips which have been sold by Ambassadair to Ambassadair members, and as the purchaser of Ambassadair assets, will offer benefits and travel opportunities to current and former members of Ambassadair.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, Buyer, Ambassadair, Amber and ATA hereby agree as follows:

ARTICLE I

PURCHASED ASSETS AND PURCHASED ATA EQUIPMENT

1.1.  Purchase and Sale of Assets.

(a)
Upon and subject to the terms and conditions of this Agreement, (i) Buyer shall purchase from Sellers, and Sellers shall sell, transfer, convey, assign and deliver to Buyer, at the Closing, for the consideration specified in this Agreement, all of Sellers' respective rights, title and interests in, to and under the Purchased Assets, and (ii) Buyer shall purchase from ATA, and ATA shall sell, transfer, convey, assign and deliver to Buyer, at the Closing, for the consideration specified in this Agreement, all of ATA's rights, title and interests in, to and under the Purchased ATA Equipment, with all of the Assets, being sold, transferred, conveyed and assigned by the Sellers and ATA free and clear of all claims, liens, restrictions, encumbrances or security interests of any nature, as provided in the Approval Order. The Purchased ATA Equipment is identified on Schedule 2.4(ii) to this Agreement.

(b)
The Parties acknowledge and agree that Sellers and ATA are not selling, assigning, or conveying to Buyer any of the Excluded Assets. The terms "Purchased Assets," " Purchased ATA Equipment" and "Assets," as used in this Agreement, do not include any of the Excluded Assets.

1.2.  Assumption of Liabilities.

Except as provided in Section 1.4 of this Agreement, Buyer shall not, directly or indirectly, assume or otherwise pay or perform any obligations, liabilities, claims or other responsibilities of either of Sellers or ATA, including any relating to the ownership, operation or use of the Excluded Assets or the Businesses, and Buyer shall not assume any other liabilities of Sellers or ATA, of any character or description, including environmental liabilities, liabilities relating to current or former employees or any liabilities for any and all taxes (sales, property, income, corporate or otherwise).

1.3.  Purchase Price.

In consideration of the assignment, transfer and conveyance to Buyer of all right, title, interest in and to the Assets and the other rights assigned, granted or transferred to Buyer pursuant hereto, and subject to the conditions and in accordance with the terms hereof, Buyer shall pay to the Sellers and ATA an aggregate Purchase Price of Three Hundred Thousand Dollars ($300,000.00) for the Assets, being allocated as follows: $50,000 to ATA for the Purchased ATA Equipment; and $250,000 to the Sellers for the Purchased Assets, with $25,000 of this amount being allocated to Amber Travel for its part of the Purchased Assets, and the balance to Ambassadair for its part of the Purchased Assets.

The Purchase Price will be paid as follows: (i) the sum of One Hundred Fifty Thousand Dollars ($150,000.00) cash at Closing, and (ii) the additional sum of One Hundred Fifty Thousand Dollars ($150,000.00) cash payable on January 2, 2006.

(a)
Release of Initial Deposit. In connection with that certain Letter Agreement executed between Sellers, ATA and Buyer on October 20, 2005 (the "Letter Agreement"), Buyer deposited for the account of Sellers One Hundred Thousand Dollars ($100,000), which deposit is held in the Trust Account of Baker & Daniels LLP (the "Initial Deposit"). Upon the closing of this Agreement and as a portion of the Purchase Price payable at Closing, Buyer shall authorize, in a writing addressed and delivered to Baker & Daniels LLP, the release and delivery to the Sellers as provided in this Agreement of the Initial Deposit as a cash credit of One Hundred Thousand Dollars ($100,000) to the Purchase Price. Of this payment, $25,000 shall be released and paid directly to Amber Travel and the balance shall be released and paid directly to Ambassadair.

(b)
Supplemental Payment. In addition, at Closing, Buyer shall pay directly to ATA, by wire transfer of immediately available funds to an account designated by ATA, the sum of $50,000 (the "Supplemental Payment").

(c)
January 2, 2006 Payment Buyer shall pay directly to Ambassadair, without relief from valuation and appraisement laws, the remaining balance of the Purchase Price, being $150,000, on January 2, 2006. This payment shall be made by wire transfer of immediately available funds to an account designated by Ambassadair. In the event this payment is not paid when due, the unpaid principal balance thereof shall bear interest at the rate of 12% per annum until paid in full, and Ambassadair shall be entitled to payment of all reasonable attorneys' fees incurred in the collection thereof.

1.4.  Contracted Trips.

(a)
Buyer agrees to serve as manager of all operations of Ambassadair from and after the Closing relating to the providing, performance, delivery and completion of the Contracted Trips and the Remaining 2005 Trips (as those terms are defined in Article IX) and to manage, supervise and handle the refunding, return and repayment (from Restricted Cash or by an applicable credit card processor with a credit card holdback) of amounts paid to Ambassadair for cancelled Contracted Trips or cancelled Remaining 2005 Trips to those members/purchasers who are entitled to such refunds, returns and repayments. In addition, in the event as of the Closing there are refunds or repayments yet to be made by Ambassadair to members/purchasers for trips previously cancelled and for which there are funds for such refunding or repayment held in Restricted Cash or Customer Accounts Receivable, Buyer will manage and supervise the refunding and repayment of such funds by Ambassadair.

(b)
Ambassadair shall pay to Buyer a one-time payment of $85,000 on January 2, 2006 (which payment Buyer may credit against the balance of the Purchase Price payment due to Ambassadair on that date) for the management of the remaining 2005 Trips pursuant to this Agreement.

(c)
Buyer shall exercise in its performance of its duties as manager the same care as it exercises in the ordinary course of its business the management, supervision, selling and providing of trips and tours.

(d)
After Closing, Buyer, as manager of the Contracted Trips, shall have the right to cancel or modify Contracted Trips consistent with the policies of Ambassadair. Ambassadair retains the right to cancel any of the Remaining 2005 Trips from time to time in accordance with its policies. In particular, Buyer is to review and re-evaluate from time to time after Closing each Contracted Trip to determine if the remaining costs to be incurred in the providing and completion of that Contracted Trip (after allowance for Prepaid Expenses and Other Deposits related to that Contracted Trip) do not exceed the sum of the Customer Accounts Receivable and Restricted Cash held by Ambassadair for that Contracted Trip, plus net revenues generated to Buyer from its sale for its own account of additional participation by members of Ambassadair or other persons in that Contracted Trip. If a Contracted Trip does not, in Buyer's business judgment, satisfy this financial test (such a Contracted Trip being called an "Underfunded Trip"), Buyer, as manager, may cancel the Underfunded Trip in accordance with and pursuant to Ambassadair policies for cancellation.

Buyer shall have until November 23, 2005, to notify Ambassadair of its decision to cancel any Contracted Trips which have a departure date in January, 2006. Buyer shall have until December 12, 2005, to notify Ambassadair of Buyer's decision to cancel any Contracted Trips which have a departure date in February, 2006. Buyer shall have until December 27, 2005, to notify Ambassadair of Buyer's decision to cancel any Contracted Trips which has a departure date in March, 2006. If Buyer, as manager, does not provide Ambassadair a notice of its election to cancel a Contracted Trip by the cancellation notification deadline for that particular Contracted Trip as stated in this paragraph (any such Contracted Trip for which there has not been a timely notice of an election to cancel from the Buyer to Ambassadair being called an "Accepted Trip"), then even if that Accepted Trip is an Underfunded Trip, Buyer shall be responsible for and shall pay any costs for the providing, operating and completion of that Accepted Trip to the extent such costs are not covered by or reimbursed from the Prepaid Expenses and Other Deposits, Customer Accounts Receivable and Restricted Cash for that Accepted Trip. Buyer may elect to cancel an Accepted Trip, but Buyer shall be liable to pay to Ambassadair all additional losses suffered by Ambassadair as the result of any increase in penalties, forfeitures, reductions in refund percentages and other losses of Prepaid Expenses and Other Deposits for that particular Accepted Trip which result from Ambassadair not being able to cancel contractual commitments with the providers who have the Prepaid Expenses and Other Deposits within two days of the date when Buyer could have last given a notice of its election to cancel in order to keep the Accepted Trip from becoming an Accepted Trip.

It is understood that Buyer, as manager, will be required to advance funds to pay costs of providing and completing Contracted Trips which are to be reimbursed from Restricted Cash and Customer Accounts Receivable related to that Contracted Trip. Buyer shall not be entitled to any interest on these advances, but shall be entitled to reimbursement from Ambassadair for all such advances from such Restricted Cash, when released from restriction, and such Customer Accounts Receivable, when proceeds thereof are received, such reimbursement not to exceed the amount of such Restricted Cash and Customer Accounts Receivable.

In the event, as respects any Accepted Trip which is completed, there is a residual balance, after full reimbursement of Buyer's advances as provided above, of proceeds from the release of the Restricted Cash for that Accepted Trip and the proceeds received from Customer Accounts Receivable, such residual balance shall be paid to Buyer as its compensation for management of the Contracted Trips.

(e)
Buyer shall be entitled at its option to sell, on its own account and not as manager participation, to any persons, including existing members of Ambassadair, in Contracted Trips from and after the Closing. It is recognized that many of the Contracted Trips may avoid being Underfunded Trips if Buyer is able to sell additional participation in the Contracted Trip. In the event a Contracted Trip, including an Accepted Trip, on which Buyer has sold participation, becomes a cancelled Contracted Trip, Buyer shall be solely responsible for all refunds and repayments to those persons who purchased participation in the Contracted Trip from or through Buyer. Buyer shall not be entitled to any other compensation for its service as manager of the Contracted Trips, except as provided by the terms of this Agreement.

(f)
Ambassadair shall be entitled to handle on its own the communications with third party providers required to cancel and obtain refunds with respect to any Contracts related to any the Remaining 2005 Trips which may be cancelled or to cancel and obtain refunds with respect to any of the Contracts related to Contracted Trips which may be cancelled.

(g)
At the Closing, ATA shall grant Buyer a paid up, non-exclusive license to use the AIRAS operation and reservation software of ATA in the performance of its duties as manager of the Contracted Trips, for the entire period in which Buyer is serving as manager for the Contracted Trips.

1.5.  The Closing.

(a)
The consummation of the purchase, assignment and transfer of all right, title and interest in and to the Assets shall take place at the offices of Baker & Daniels, LLP, 300 North Meridian Street, Suite 2700, Indianapolis, Indiana, subject to the satisfaction or waiver of the conditions set forth in Article V, as soon as practical, but in no event later than November 18, 2005 (the "Closing Date"). All transactions at the Closing shall be deemed to take place simultaneously, effective 12:01 a.m. on the Closing Date, and no transaction shall be deemed to have been completed and no documents or certificates shall be deemed to have been delivered until the Transactions are completed and all documents and certificates are delivered.

(b)	At the Closing:

(i)
Sellers and ATA shall each execute and deliver to Buyer the Master Bills of Sale-ATA and Master Bill of Sale-Sellers, and such other instruments of conveyance and assignment as Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to Buyer of the Assets; and

(ii)	Buyer shall authorize the release and payment to Sellers of the Initial Deposit, and shall have paid the Supplemental Payment to ATA.

1.6.  Allocation. Unless extended by agreement of the Parties, Buyer shall, within sixty (60) days after the Closing Date, prepare and deliver to Sellers for their consent (which consent shall not be unreasonably withheld, conditioned or delayed) a schedule allocating to Sellers the Purchase Price (less the Fifty Thousand Dollars ($50,000.00) paid to ATA) among the Purchased Assets, all in accordance with Treasury Regulation 1.1060-1T (or any comparable provisions of state or local tax law) or any successor provision. If Sellers do not give their consent, Buyer and Sellers will negotiate in good faith to resolve such objections. Buyer and Sellers shall report and file all Tax Returns (including amended Tax Returns and claims for refund) consistent with the allocation, if any, consented to, or required to be consented to, by Sellers , and shall take no position contrary thereto or inconsistent therewith (including, without limitation, in any audits or examinations by any taxing authority or any other proceedings). Buyer and Sellers shall cooperate in the filing of any forms (including Form 8594) with respect to such allocation. If and to the extent the Parties are unable to agree on such allocation, each shall be free to make its own allocation for tax purposes. Notwithstanding any other provisions of this Agreement, the foregoing shall survive the Closing Date without limitation.

1.7.  Further Assurances. At any time and from time to time after the Closing without further consideration, the Parties shall each execute and deliver such other instruments of sale, transfer, conveyance and assignment and take such actions as the other Parties reasonably may request to accomplish the Transactions contemplated hereby.

1.8.  Acknowledgment. Buyer acknowledges and agrees that it is acquiring the Assets "As Is" and "Where is", WITHOUT WARRANTY, EXPRESS OR IMPLIED, OTHER THAN AS SET FORTH EXPRESSLY IN THIS AGREEMENT. SELLERS AND ATA DISCLAIM ALL OTHER EXPRESS WARRANTIES AND DISCLAIM ALL IMPLIED WARRANTIES, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

1.9.   Executory Contracts. Buyer shall have forty-five (45) days following the Closing Date to designate those executory contracts to which either of Sellers is a party ("Contracts") that it desires to assume by providing written notice thereof to Sellers. Buyer shall not assume any Contracts for the purchase of services to be provided on any Remaining 2005 Trips, or any cancelled Contracted trip, unless buyer pays to Ambassadair the Prepaid Expenses and Other deposits made by Ambassadair with respect to that assumed Contract. Buyer will be responsible to pay any and all amounts required to cure any defaults to allow for the assumption of the Contracts which Buyer elects to assume. Sellers shall, at Seller's expense, obtain an appropriate court order authorizing the assumption and assignment of those Contracts being so assumed by Buyer, provided that it shall be Buyer's responsibility to demonstrate "adequate assurance of future performance" under the applicable Contracts. Sellers shall cooperate reasonably with Buyer in its election to assume or renegotiate any of the Contracts. Buyer shall be unconditionally liable and responsible for the payment, satisfaction, performance and discharge of all Contracts assumed by Buyer.

1.10.  From the Closing Date until April 30, 2006, Buyer may be present in and perform its management services from the office space currently occupied by Ambassadair (the "Ambassadair Office Space"); provided that the occupied space may be reduced at ATA's option from time to time to adjust to the reduced number of employees of Buyer who will be working in the Ambassadair Office Space, and provided further that Buyer shall reimburse ATA monthly within 15 days of receipt of invoice from ATA for a pro-rata portion of actual cash costs incurred by ATA associated with the occupancy and use of the Ambassadair Office Space, other than rent. Buyer shall be entitled to leave the Purchased ATA Equipment in the Ambassadair Office Space during this period. In addition, until the Contracted Trips are completed, Sellers and/or ATA will cause all telephonic, electronic, and other inquiries regarding Contracted Trips to be forwarded to personnel designated by Buyer.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLERS AND ATA

Sellers and ATA represent and warrant to Buyer that the statements contained in this Article II are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). Sellers and ATA's representations and warranties shall survive the Closing.

2.1.  Organization, Qualification and Corporate Power. Amber is a corporation duly organized and validly existing under the laws of the State of Indiana. Ambassadair is a corporation duly organized and validly existing under the laws of the State of Indiana. ATA is a corporation duly organized and validly existing under the laws of the State of Indiana. Sellers and ATA are each duly qualified to conduct business under the laws of each jurisdiction where the nature of the business conducted by it or the properties owned or leased by it require qualification, except for those jurisdictions in which the failure to be so qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a Seller Material Adverse Effect. Sellers and ATA each have all requisite corporate power and authority to carry on the businesses in which they are engaged, and to own and use the Assets.

2.2.  Authorization of Transaction. Sellers and ATA each has the requisite corporate power and authority to execute this Agreement and the Ancillary Agreements, and pursuant to the Approval Order, Sellers and ATA each have the requisite power and authority to perform its respective obligations under this Agreement and the Ancillary Agreements. The execution and delivery of this Agreement and the Ancillary Agreements have been (or will be at the time of execution thereof) duly authorized by all necessary corporate or other organizational action on the part of Sellers and ATA. This Agreement has been duly and validly executed and delivered by Sellers and ATA and constitutes, and each of the Ancillary Agreements, upon its execution and delivery by Sellers or ATA, will constitute, a valid and binding obligation of Sellers and ATA, enforceable against the Sellers and ATA in accordance with its terms.

2.3.  Non-contravention. Neither the execution and delivery by Sellers and ATA of this Agreement or the Ancillary Agreements, nor the consummation by Sellers and ATA of the Transactions will (a) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of Sellers and ATA, (b) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which Sellers or ATA is a party or by which Sellers or ATA is bound or to which any of its respective assets is subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which, individually or in the aggregate, would not have a Seller Material Adverse Effect and would not adversely affect the consummation of the Transactions, or (ii) any notice, consent or waiver, the absence of which, individually or in the aggregate, would not have a Seller Material Adverse Effect and would not adversely affect the consummation of the Transactions, (c) result in the imposition of any security interest upon the Assets, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Sellers or ATA or any of the Assets.

2.4.  Ownership and Condition of Assets. One of the Sellers as the true and lawful owner, has good marketable title to, all of the Purchased Assets and ATA, as the true and lawful owner has good and marketable title to all of the Purchased ATA Assets. Sellers and ATA each have the authority to transfer the Purchased Assets to Buyer free and clear of all claims, liens, restrictions, encumbrances or security interests of any nature as provided in the Approval Order. Schedule 2.4(ii) sets forth a complete identification of the Purchased ATA Equipment.

2.5.  Disclosure. No representation or warranty by Sellers or ATA contained in this Agreement or any other document, certificate or other instrument delivered or to be delivered by or on behalf of Sellers or ATA pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers, ATA and Holdings that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as to the Closing as though made as of the Closing. Buyers' representations and warranties shall survive the Closing.

3.1.  Organization and Corporate Power. Buyer is a corporation duly organized and validly existing under the laws of the State of Indiana. Buyer is duly qualified to conduct business under the laws of each jurisdiction where the nature of the business to be conducted by it after the Closing or the properties to be owned or leased by it after the Closing require qualification. Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

3.2.  Authorization of the Transaction. Buyer has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements and the consummation by Buyer of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against it in accordance with its terms.

3.3.  Non-contravention. Neither the execution and delivery by Buyer of this Agreement or the Ancillary Agreements, nor the consummation by Buyer of the Transactions will (a) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of Buyer, (b) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which Buyer is a party or by which it is bound or to which any of its assets is subject, or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its properties or assets.

ARTICLE IV

PRE-CLOSING COVENANTS

4.1.  Closing Efforts. Each of the Parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the Transactions, including using its Reasonable Best Efforts to insure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Party to consummate the Transactions are satisfied.

4.2.  Operating Businesses Pending Closing Date.Pending the Closing of the Transactions, Ambassadair shall operate its Businesses in a manner consistent with its current practices, and with Buyer being allowed to participate on-site in the oversight of operations related to Contracted Trips. Pending Closing, Sellers shall not enter into, modify or negotiate the terms of any Material Contract affecting the Assets without the approval of Buyer, which approval shall not be unreasonably withheld or delayed. Buyer will provide such approval, in its sole discretion, on a timely basis such that Ambassadair will be able to operate its Businesses in the ordinary course.

ARTICLE V

CONDITIONS TO CLOSING

5.1.  Conditions to Obligations of Each Party. The obligations of Buyer, Sellers and ATA to consummate the Transactions to be consummated at the Closing, is subject to the Approval Order having been entered by the Bankruptcy Court.

5.2.  Conditions to Obligations of Buyer. The obligations of Buyer shall not be subject to, or conditioned upon, any further due diligence by Buyer, or to any financing or other capital availability contingency. The obligation of Buyer to consummate the Transactions to be consummated at the Closing is subject to the satisfaction of, at or prior to Closing, all of the following additional conditions, any one or more of which may be waived in writing at the option of Buyer:

(a)
All representations and warranties of Sellers and ATA in this Agreement, or in any exhibit, schedule or document delivered pursuant hereto, shall be true and correct in all material respects, in each case when made and on and as of the Closing Date as if made on and as of that date.

(b)	All of the terms, covenants and conditions to be complied with and performed by Sellers and ATA on or prior to the Closing Date shall have been complied with or performed in all material respects.

(c)
No action, suit or proceeding (including, without limitation, any proceeding over which the Bankruptcy Court has jurisdiction under 28 U.S.C. §157(b) and (c)) shall be pending or overtly threatened by or before any Governmental Authority or pending or overtly threatened by any other Person to enjoin, restrain, prohibit or obtain substantial damages or significant equitable relief in respect of or related to any of the Transactions.

(d)	Buyer shall have obtained employment arrangements between Buyer and key personnel of Sellers as reasonably determined by Buyer.

(e)	There is no material adverse change in the condition of the Assets prior to Closing.

5.3.  Conditions to Obligations of Sellers and ATA. The obligation of Sellers or ATA to consummate the Transactions to be consummated at the Closing is subject to the satisfaction of, at or prior to Closing, all of the following additional conditions, any one or more of which may be waived in writing at the option of Sellers and ATA:

(a)
All representations and warranties of Buyer made in this Agreement or in any exhibit, schedule or document delivered pursuant hereto shall be true and correct in all material respects, in each case when made and as of the Closing Date as if made on and as of that date (other than such representations or warranties that expressly speak only as of an earlier date).

(b)	All of the terms, covenants and conditions to be complied with and performed by Buyer on or prior to the Closing Date shall have been complied with or performed in all material respects.

(c)
No action, suit or proceeding (including, without limitation, any proceeding over which the Bankruptcy Court has jurisdiction under 28 U.S.C. § 157(b) and (c)) shall be pending or overtly threatened by or before any Governmental Authority or pending or overtly threatened by any other Person to enjoin, restrain, prohibit or obtain substantial damages or significant equitable relief in respect of or related to any of the Transactions, or that would be reasonably likely to prevent or make illegal the consummation of the Transactions, and any such actions, suits or proceedings that have theretofore been brought and determined shall have become final orders without having any of the foregoing and without the imposition of any condition or requirement on Sellers and ATA.

(d)
Buyer shall have demonstrated to Ambassadair's reasonable satisfaction that Buyer has added adequate staffing of qualified and experienced personnel to provide the management services required pursuant to this Agreement and is capitalized and financially able to serve as Ambassadair's manager for the Remaining 2005 Trips and the Contracted Trips in accordance with the terms of this Agreement.

ARTICLE VI

POST-CLOSING COVENANTS

6.1.  Sharing of Records. Buyer shall have the right for a period of seven years following the Closing Date to have reasonable access to those books, records and accounts that are retained by Sellers and ATA pursuant to the terms of this Agreement to the extent that any of the foregoing is needed by Buyer for the purpose of complying with its obligations under applicable laws and regulations.

6.2.  No Hiring. Effective upon Closing but terminating upon the earlier of one year from the date of Closing and any earlier date on which Buyer defaults in the payment of any amount payable under this Agreement to either of Sellers or ATA, , Holdings, Sellers and ATA agree not, directly or indirectly, to hire, engage or employ any Designated Buyer Employee. As used herein, the term "Designated Buyer Employee" means a person (including any current employees of ATA, Ambassadair or Amber) who within sixty (60) days after the Closing with Buyer becomes an employee of Buyer and for whom Buyer has given am employment notification to ATA by written notice.

ARTICLE VII

INDEMNIFICATION

7.1.  Indemnification by Sellers. Sellers shall defend and indemnify Buyer, for a period of twelve (12) months after the Closing Date (provided if any claim for indemnity is made by Buyer within such twelve (12) month period Sellers' duty to indemnify shall continue until the claim is resolved), in respect of, and hold Buyer harmless against, any liability, claim, loss, damage or expense incurred or suffered by Buyer resulting from, relating to or constituting:

(a)
any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of Sellers and ATA contained in this Agreement or any Ancillary Agreement; any claim or liability related to the Excluded Assets, any claim relating to Sellers and ATA's ownership, use or operation of the Assets prior to Closing; any liabilities obligations or indebtedness of Sellers or ATA whether incurred or arising before or after Closing;

(b)	any failure to perform any covenant or agreement of Sellers and ATA contained in this Agreement or any Ancillary Agreement; or

(c)
any claim asserted by any third person against Buyer solely based on Buyer's status as manager of the Contracted Trips, or based on any act or omission taken or not taken in good faith by Buyer, as manager of the Contracted Trips, excluding only claims for obligations, costs or liabilities for which Buyer is to be responsible under the terms of this Agreement and claims based on any purported gross negligence or wilful misconduct of Buyer.

7.2.  Limitation on Indemnification by Sellers . Notwithstanding anything contained herein to the contrary, Sellers' liability for indemnity claims under Section 7.1 of this Agreement is limited to an amount equal to the Purchase Price.

7.3.  Indemnification by Buyer. Buyer shall indemnify Sellers, ATA and Holdings in respect of, and hold each harmless against, any and all liability, claim, loss, damage or expense incurred or suffered by any resulting from, relating to or constituting:

(a)	any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of Buyer contained in this Agreement or any Ancillary Agreement;

(b)	any failure to perform any covenant or agreement of Buyer contained in this Agreement or any Ancillary Agreement; or

(c)	any sales, use or other taxes which may be claimed to be payable by Buyer in connection with the Transactions, or any failure of Sellers and ATA to collect any such taxes from Buyer.

7.4.  Limitation on Indemnification by Buyer. Notwithstanding anything contained herein to the contrary, Buyer's aggregate liability for indemnity claims under Section 7.3 of this Agreement is limited to an aggregate sum of $300,000.

7.5.  Exclusive Remedy. Except with respect to claims based on fraud, after the Closing, the rights of the Parties under this Article VII shall be the exclusive remedy of the Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement or any Ancillary Agreement.

ARTICLE VIII

TERMINATION

8.1.  Termination of Agreement. The Parties may terminate this Agreement prior to the Closing, as provided below:

(a)	Mutual Agreement. Parties may terminate this Agreement by written agreement among all the Parties

(b)	By Buyer. Buyer may terminate this Agreement by giving written notice to Sellers and ATA in the event:

(i)
Either Sellers or ATA are in breach of any of their respective representations, warranties or covenants contained in this Agreement, and such breach, (i) would cause the conditions set forth in Sections 5.1 or 5.2 not to be satisfied and (ii) is not cured within three (3) days following delivery by Buyer to Sellers or ATA, as appropriate, with written notice of such breach;

(ii)
The Closing shall not have occurred on or before November 18, 2005, (or such later date to which Buyer and ATA subsequent to the Execution Date may agree) by reason of the failure of any condition precedent under Section 5.2 (unless the failure results primarily from a breach by Buyer of any representation, warranty or covenant contained in this Agreement);

(iii)	of both the acceptance by Sellers of a Qualifying Bid and issuance of a Competing Bid Approval Order;

(iv)	of the failure to obtain the Approval Order on or before November 17, 2005 (or such later date to which Buyer and ATA subsequent to the Execution Date may agree); or

(v)	of the failure to conduct Closing on or before November 18, 2005, (or such later date to which Buyer and ATA subsequent to the Execution Date may agree), through no fault of Buyer.

(c)	By Sellers or ATA. Sellers or ATA may terminate this Agreement by giving written notice to Buyer in the event:

(i)
Buyer is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, (i) would cause the conditions set forth in clauses (a) or (b) of Section 5.3 not to be satisfied and (ii) is not cured within three (3) days following delivery by Sellers and ATA to Buyer of written notice of such breach;

(ii)
Sellers or ATA may terminate this Agreement by giving written notice to Sellers and ATA if the Closing shall not have occurred on or before November 18, 2005, 2005 (or such later date to which ATA and Buyer shall agree) by reason of the failure of any condition precedent under Section 5.3 (unless the failure results primarily from a breach by Sellers or ATA of any representation, warranty or covenant contained in this Agreement);

(iii)	of both the acceptance by Sellers of a Qualifying Bid and the issuance of a Competing Bid Approval Order;

(iv)	of the failure to obtain the Approval Order on or before November 17, 2005 (or such later date to which ATA and Buyer shall agree); or

(v)	of the failure to conduct Closing on or before November 18, 2005, (or such later date to which Buyer and ATA subsequent to the Execution Date may agree), through no fault of Sellers or ATA.

8.2.  Effect of Termination.

(i)
If the Parties terminate this Agreement pursuant to Section 8.1(a), all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of a Party for breaches of this Agreement) and the Initial Deposit shall be promptly refunded to Buyer.

(ii)
If Sellers or ATA terminate this Agreement pursuant to Sections 8.1(c)(i),(ii) or (iv), all obligations of the parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of a Party for breaches of this Agreement) and the Initial Deposit shall be promptly refunded to Buyer.

(iii)	If any Party terminates this Agreement pursuant to Sections 8.1(b)(i), (iii), (iv) or (v), the Initial Deposit shall be promptly refunded to Buyer.

(iv)
If this Agreement terminates pursuant to Sections 8.1(b)(iii) or 8.1(c)(iii), Sellers shall become obligated to (i) promptly refund to Buyer its Initial Deposit, and (ii) pay Buyer a break-up fee in an amount equal to $150,000 (the "Break-Up Fee"), unless Buyer is ultimately the Buyer of the Assets, to compensate the Buyer for its expenses and the substantial time and resources committed to due diligence in connection with acting as the "stalking horse" for this transaction. Notwithstanding any of the foregoing, (i) if following acceptance of a competing bid Sellers close a sale of the Purchased Assets to Buyer (as a back up bidder or otherwise), Buyer shall not be entitled to payment of the Break Up Fee, and if the Break Up Fee shall have been paid to Buyer, it shall be refunded at the closing of the sale to Buyer. No such reimbursement under this Section shall be payable in the event of a breach by Buyer under this Agreement.

ARTICLE IX

DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

"Ambassadair Office Space" shall have the meaning ascribed to such term in Section 1.10 of this Agreement.

"Ancillary Agreements" shall include the Master Bill of Sale-ATA, Master Bill of Sale - Sellers, and such other agreements referred to in this Agreement to be delivered at or after Closing.

"Approval Order" shall mean an Order, in form and substance to be agreed upon by the parties prior to Closing, entered by the Bankruptcy Court in the Chapter 11 Case.

"Assets" shall mean, collectively, the Purchased Assets and the Purchased ATA Equipment.

"Avoidance Action(s)" shall mean means any and all Claims and causes of action which Sellers and ATA may assert under the Bankruptcy Code, including any and all Claims and causes of action arising under Sections 542, 543, 544, 545, 546, 547, 548, 549, 550 and 553 of the Bankruptcy Code or under comparable state law provisions, and Sellers and ATA's rights of setoff, recoupment, contribution, reimbursement, subrogation or indemnity (as those terms are defined by the non- bankruptcy law of any relevant jurisdiction) and any other direct or indirect Claim of any kind whatsoever, whenever and wherever arising or asserted.

"Bankruptcy Code" shall mean 11 U.S.C. §§ 101 et seq.

"Bankruptcy Court" shall mean the United States Bankruptcy Court for the Southern District of Indiana.

"Break-Up Fee" shall have the meaning set forth in Section 8.2(iv).

"Businesses" shall mean (i) as respects Ambassadair, its business of serving as a travel club and a tour club operator, and (ii) as respects Amber Travel, its business of serving as a travel agency.

"Buyer" shall have the meaning set forth in the first paragraph of this Agreement.

"Chapter 11 Case" shall mean the Chapter 11 bankruptcy case filed by Sellers and ATA and pending in the Bankruptcy Court, and administratively consolidated as Case No. 04-19866.

"Closing" shall mean the closing of the Transactions.

"Closing Date" shall have the meaning described in Section 1.5(a) of this Agreement.

"Competing Bid Acceptance Order" shall mean an order approving the sale Transactions pursuant to 11 USC §§ 363(b) and (f) and § 365, which is issued by the Bankruptcy Court with respect to a bidder (other than Buyer or any of its affiliates or shareholders) competitive with Buyer.

"Contracted Trips" shall mean, collectively, those trips identified on Exhibit "A" to this Agreement as originating at any time during the period from and after January 1, 2006, and March 31, 2006, and for which Ambassadair has sold participation to one or more of its members or another purchaser and which Ambassadair has determined should not be cancelled prior to the Closing.

"Customer Accounts Receivable" shall mean, collectively, all amounts owing to either of Sellers for the purchase of participation in any Contracted Trip.

"Excluded Assets" shall mean, collectively, the following assets and properties of Sellers and ATA, all of which shall be excluded from the Purchased Assets and the Purchased ATA Equipment: (i) all Customer Accounts Receivable and other accounts receivable of each of Sellers and ATA, all Prepaid Expenses and Other Deposits, and all Avoidance Actions of either of Sellers or ATA or any rights, defenses, cross claims or counterclaims with respect to any Avoidance Actions; (ii) any pension plan, profit sharing plan, or other plan or program providing benefits to current or former employees of Sellers; (iii) all unrestricted cash and Restricted Cash, including cash equivalents and marketable securities, and all rights to any tax refund not yet received by either of Sellers, ATA or Holdings; (iv) insurance and workers’ compensation premium refunds and tax refunds, whether or not applied for and any claims under insurance policies; (v) copies of all business and financial records and other information (including computer files), relating to the conduct of the Businesses prior to the Closing Date, the originals of which will be conveyed to Buyer, provided that Buyer shall acquire, and Holdings and Sellers shall not retain or obtain copies of customer lists, prospect lists, marketing materials, budgets, strategic plans and related information which may provide Buyer with a competitive advantage in the Businesses to be conducted after the Closing Date; (vi) the Net Tax Assets and the Net Intercompany Receivable as such terms are used in the July Consolidated Balance Sheet previously delivered to Buyer; (vii) any claims against Buyer for breach of this Agreement or any Ancillary Agreement; (viii) the Two Hundred Thousand and 00/100 Dollar ($200,000.00) deposit made with TransMeridian Airlines, Inc. and all claims of any sort held by any of Sellers or ATA against TransMeridian Airlines, Inc.; (ix) any software or other intellectual property which is licensed to Sellers and is not assignable without consent of licensor, and which consent is not obtained within thirty (30) days after Closing; (xi) all claims and causes of action against directors, officers, shareholders, employees or Insiders (as that term is defined in Section 101(31) of the Bankruptcy Code) of the Sellers, ATA, Holdings or any other subsidiaries of Holdings, including ATA; (xi) corporate books and records; (xii) the $200,000 surety bond deposit made by ATA and/or Ambassadair with National City Bank under a Public Charter Operator Surety Trust Agreement, dated effective as of December 15, 2003, and all other deposits and prepayments or prepaid expenses of any sort of Ambassadair or Amber Travel; (xii) all causes of action, rights of action or recovery and counterclaims and set offs rights of any sort; (xiii) all telephone numbers; and (xiv) any other property of Sellers not specifically identified in the definition of "Purchased Assets".

"Execution Date" shall mean the date of this Agreement.

"Governmental Authority" shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

"Holdings" shall mean ATA Holdings Corp., an Indiana corporation.

"Initial Deposit" shall mean the sum of One Hundred Thousand Dollars ($100,000) paid by Buyer for the account of Sellers and held in the Baker & Daniels Trust Account in accordance with Sections 1.3(a) hereof.

"Letter Agreement" shall have the meaning set forth in Section 1.3(a) hereof.

"Master Bill of Sale - ATA" shall mean a bill of sale in form and substance to be agreed upon by ATA and Buyer prior to Closing which transfers ownership of the Purchased ATA Equipment to Buyer.

"Master Bill of Sale - Sellers" shall mean a bill of sale in form and substance to be agreed upon by Sellers and Buyer prior to Closing which transfers ownership of the Purchased Assets to Buyer.

"Material Contract" shall mean a contract involving goods or services for which Sellers are obligated to pay more than five Thousand Dollars ($5,000), but not including any contracts for the sale of travel or tours made in the ordinary course of business or any at will employment of an employee to fill an open employment position in the ordinary course of business.

"Parties" shall mean Buyer, Sellers and ATA.

"Person" shall mean and include an individual, partnership, association, joint venture, corporation, limited liability company, limited liability partnership, trust, trustee, any other entity or organization and any governmental entity.

"Prepaid Expenses and Other Deposits" shall mean, collectively, all prepayments, advances and deposits made by either of Sellers or ATA, made or funded in advance of the origination of any Remaining 2005 Trip or any Contracted Trip, with any contracted provider of air, ground or water transportation, lodging, food or meal services, entertainment, ground handling services or other services which are to be provided as a part of that Remaining 2005 Trip or Contracted Trip

"Purchased Assets" shall mean, collectively, all of the following assets of each of Sellers, as existing on the Execution Date, but excluding for all purposes the Excluded Assets:

(i)  All trademarks, trade names and service marks and infringement claims relating to same) owned by the Sellers and the exclusive right to use the name "Ambassadair," "Ambassadair Travel Club," provided, that r than each of Sellers may continue to use its corporate name so long as they are in Chapter 11;

(ii)  Subject to being assumed by Buyer pursuant to Paragraph 1.10 hereof, all rights of Sellers under all Contracts which Buyer elects to assume, including ARC and IATAN appointments;

(iii)  All customer lists of each of Sellers, including lists of all past, present and prospective customers of each of Sellers and all members of Ambassadair, sales and marketing materials, including artwork and collateral materials, mailing lists, marketing lists, prospect lists, employee lists, and related information;

(iv)  All software and intellectual property owned exclusively by either of Sellers and any software or other intellectual property which is licensed to Sellers and is assignable without consent of licensor, or with consent and for which consent to assign to Buyer is obtained within thirty (30) days after Closing; and

(v)  All pre-printed, unused paper supplies and other items having the Ambassadair or Amber names, whether owned by Sellers or ATA

"Purchase Price" shall have the meaning set forth in Section 1.3 of this Agreement.

"Purchased ATA Equipment" shall mean those certain assets described on Schedule 2.4(ii) to this Agreement..

"Qualifying Bid" shall mean a competing bid meeting the requirements of the Sale Procedures Order (any, a "Qualifying Bid", and all, "Qualifying Bids").

"Reasonable Best Efforts" shall mean best efforts, to the extent commercially reasonable.

"Remaining 2005 Trips" shall mean, collectively, those trips identified on Exhibit "A" to this Agreement as originating prior to January 1, 2006.

"Restricted Cash" shall mean, collectively, all restricted cash of either of Sellers and funded by customers for the purchase of Remaining 2005 Trips or Contracted Trips, including escrowed funds and credit card hold backs for purchases of Contracted Trips made by a consumer with a credit card.

"Sale Order" shall mean that certain Order entered by the Bankruptcy Court on ___________, 2005, in Case No. 04-19866.

"Seller Material Adverse Effect" shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, Buyer’s title, possession, use or enjoyment of the Assets after Closing.

"Subsidiary" shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which Sellers and ATA (or another Subsidiary) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

"Supplemental Payment" shall have the meaning ascribed to such term in Section 1.3(b) of this Agreement.

"Tax Returns" shall mean all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

"Transactions" shall mean the transactions contemplated by this Agreement. and any Ancillary Agreement.

"Underfunded Trip" shall have the meaning ascribed to such term in Section 1.4(b) of this Agreement.

ARTICLE X

MISCELLANEOUS

10.1.  No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

10.2.  Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, with respect to the subject matter hereof.

10.3.  Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

10.4.  Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

10.5.  Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.6.  Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to Sellers and ATA:

ATA Airlines, Inc., Ambassadair Travel Club
and Amber Travel
7337 West Washington Street
Indianapolis, Indiana 46251-0609
Attention: Chief Executive Officer
Facsimile: 317-282-7091

Copy to: (which shall not constitute notice)

Baker & Daniels, LLP
300 North Meridian Street, Suite 2700
Indianapolis, Indiana 46204
Attention: Mr. Stephen A. Claffey, Esq.
Facsimile: (317) 237-8234
Email: steve.claffey@bakerd.com

If to Buyer:

Grueninger Cruises and Tours Inc.
Meridian Tower
201 West 103rd Street, Suite 380
Indianapolis, IN 46290
Attention: Mike Grueninger
Facsimile: (317) 479-1000
Email: mike@grueningertours.com

Copy to: (which shall not constitute notice)

Dann Pecar Newman & Kleiman, P.C.
2300 OneAmerica® Tower
Box 82008
Indianapolis, IN 46282
Attention: David H. Kleiman
Facsimile: (317) 632-2962
Email: dkleiman@dannpecar.com

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

10.7.  Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Indiana, without giving effect to any choice or conflict of law provision or rule (whether of the State of Indiana or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Indiana.

10.8.  Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by either Party of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by either Party with respect to any default, misrepresentation, or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.9.  Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

10.10.  Expenses. Each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby and its performance of its obligations pursuant to this Agreement. Buyer agrees to indemnify and hold harmless Sellers and ATA against any liability, claim, loss, damage or expense incurred by Buyer relating to any fees or commissions owed to any broker, finder or financial advisor as a result of the Closing of the Transactions.

10.11.  Submission to Jurisdiction. So long as Sellers and/or ATA are subject to the jurisdiction of the Bankruptcy Court, the Bankruptcy Court shall have jurisdiction of all disputes arising under this Agreement. Thereafter, each Party (a) submits to the jurisdiction of any state or federal court sitting in Indiana in any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements in any other court, and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements. Each party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 10.6 of this Agreement, provided that nothing in this Section 10.11 shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

10.12.  Specific Performance. Each Party acknowledges and agrees that the other Parties will be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Parties shall be entitled to an injunction or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

10.13.  Construction.

(a)	The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b)	Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c)	Any reference herein to "including" shall be interpreted as "including without limitation".

(d)	Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

10.14.  Confidentiality. None of the Parties to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the Transactions contemplated hereby or otherwise communicate with the news media without the prior written consent of the other parties, except as may otherwise be required by applicable law or regulation or by any authorized administrative agency and as are required pursuant to the Bankruptcy Code and applicable bankruptcy regulations to obtain the Approval Order and any amendment to the existing order respecting the procedures to be followed with respect to this sale.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of Execution Date.

Ambassadair Travel Club, Inc.

By: /s/ Sean Frick
Its: VP & CRO

Amber Travel, Inc.

By: /s/ Sean Frick
Its: VP & CRO
    (Collectively "Sellers")

ATA Airlines, Inc.

By: /s/ Sean Frick
Its: VP & CRO

    ("ATA")

Grueninger Cruises and Tours Inc.

By: /s/ Mike Grueninger
Its: President
    ("Buyer")